Exhibit 3.18

OPERATING AGREEMENT

OF

MACHINING TECHNOLOGY GROUP, LLC

THIS OPERATING AGREEMENT (the “Agreement”), which is amended and restated, is made as of January 26, 2010, by and between Accellent LLC (the “Member”) and Machining Technology Group, LLC (the “Company”). This Agreement supersedes any prior operating agreement of the Company including, without limitation, the operating agreement made as of June 30, 2006.

WHEREAS, the Member desires to form a limited liability company under the laws of the State of Tennessee and to conduct certain business as a limited liability company;

NOW, THEREFORE, the Member and the Company agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Act” means the Tennessee Revised Limited Liability Company Act, as amended, Tennessee Code Annotated Section 48-249-101 et seq.

“Agreement” shall have the meaning set forth in the first recital.

“Articles of Organization” means the Articles of Organization of the Company, as they may be amended from time to time.

“Company” means Machining Technology Group, LLC.

“Fiscal Year” means the fiscal year adopted by the Member.

“Losses” means the excess of all expenses of the Company over all income of the Company (including the amount of any losses recognized by the Company on the sale or other disposition of property) during a Fiscal Year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

“Member” means Accellent LLC.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate or other entity.

“Profits” means the excess of all income of the Company over all expenses of the Company (including the amount of any gains recognized by the Company on the sale or other disposition of property) during a Fiscal Year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

ARTICLE II

GENERAL

2.1 Formation. The Company was formed pursuant to the Tennessee Limited Liability Company Act by the filing of Articles of Organization with the Tennessee Secretary of State on October 27, 1998. On January 27, 2010, the Company filed Articles of Amendment with the Tennessee Secretary of State electing to be governed by the Act. The Company shall file any certificates as may be required to conduct business in any state.

2.2 Name. The name of the Company shall be Machining Technology Group, LLC. The Company may adopt and conduct its business under such assumed or trade names as the Member may from time to time determine. The Company shall file any fictitious name certificates as may be required to conduct business in any state.

2.3 Principal Executive Office. The principal place of business of the Company shall be at 100 Fordham Road, Wilmington, MA 01887. The business of the Company may also be conducted at such other or additional place or places as may be designated by the Member.

2.4 Registered Office and Agent. The initial registered agent and office of the Company in the State of Tennessee shall be CT Corporation System at 800 S. Gay Street, Suite 201, Knoxville, Tennessee 37929, County of Knox.

ARTICLE III

CONTRIBUTED CAPITAL AND CAPITAL ACCOUNTS

3.1 Original Member. Simultaneously with the execution of this Agreement, the Member has made a capital contribution to the Company the description and value of which is set forth on Exhibit A which is attached hereto and made a part of this Agreement.

3.2 Limited Liability. The Member shall not be liable for the debts, liabilities, contracts or any other obligations of the Company. Except as otherwise provided by applicable state law, the Member shall be liable only to make such Member’s capital contribution and shall not be required to lend any funds to the Company or to make any additional capital contributions to the Company.

ARTICLE IV

ALLOCATIONS OF PROFITS AND LOSSES

AND DISTRIBUTIONS

4.1 Participation in Profits and Losses. All Profits and Losses of the Company will be allocated to the Member.

4.2 Distributions of Cash Flow. All cash flow of the Company shall be distributed to the Member at such times as the Member may determine.

ARTICLE V

MANAGEMENT

5.1 Management of the Company. The Company shall be managed by its Member and the Member shall have full, exclusive and complete charge of all affairs and business of the Company and of the management and control of the Company. The Member shall have all the rights and powers as are conferred by law or as it deems necessary, advisable or convenient in managing the business and affairs of the Company.

5.2 Action by Consent. Any action required or permitted to be taken at a Member meeting may be taken without a meeting in accordance with the Act.

5.3 Business Relationships with Company. The Company may enter into any contract, agreement, lease or other arrangement for the furnishing to or by the Company of goods, services or space with the Member, or any party or entity which is related to or affiliated with the Member, or which is directly or indirectly owned or controlled by the Member or by a party or entity related to or affiliated with the Member, to the extent permitted under the Act.

5.4 Indemnity. Subject to the limitations of the Act, the Company shall indemnify and hold harmless, to the full extent permitted by the Act, its Member and any partner, shareholder, director, officer, manager, agent, affiliate and professional or other advisor of the Member (collectively, the “Indemnified Persons”), from and against any and all loss, damage, expense (including without limitation fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the Company (INCLUDING ANY LOSS, DAMAGE, EXPENSE OR LIABILITY CAUSED BY OR ATTRIBUTABLE TO THE ORDINARY OR SIMPLE NEGLIGENCE, AS OPPOSED TO GROSS NEGLIGENCE, OF THE INDEMNIFIED PERSON), except to the extent that the loss, damage, expense or liability results primarily from the Indemnified Person’s gross negligence or willful breach of a material provision of this Agreement which in either event causes actual, material damage to the Company.

ARTICLE VI

MEMBER MEETINGS

6.1 No Annual Meeting. The Member is not required by the Act to have a meeting and no annual meeting will be held.

6.2 Action Without a Meeting. All actions of the Member shall be taken by written consent in lieu of a meeting as allowed by Section 5.2 of this Agreement. Any such action taken shall have the effect of a meeting and vote.

ARTICLE VII

TERM, TERMINATION, WINDING UP

7.1 Term. The term of the Company shall commence on the date of the filing of the Articles of Organization with the Secretary of State and shall continue perpetually, unless earlier terminated in accordance with the provisions of this Agreement.

7.2 Dissolution of the Company. The Company shall dissolve and commence winding up its affairs upon (i) the decision of the Member to dissolve the Company or (ii) upon the occurrence of any other event which under the laws of the State of Tennessee would cause the Company’s dissolution, winding up and liquidation.

7.3 Winding Up Affairs on Dissolution. Upon dissolution of the Company, the Member shall be responsible for overseeing the winding up and liquidation of the Company and shall prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the Company. After paying or providing for the payment of all liabilities and obligations of the Company, the Member shall distribute the assets of the Company as provided by the terms of this Agreement.

7.4 Distribution upon Dissolution. Upon dissolution of the Company, assets of the Company (or the proceeds from the sale of the assets of the Company) shall be allocated as set forth below:

(a) Liabilities and Expenses. To pay all outstanding liabilities and expenses of the Company, including, without limitation, those liabilities and expenses related to real or personal property or interests therein acquired by the Company which are not assumed by the succeeding owner of such property;

(b) Reserves. To establish such reserves for unknown or contingent liabilities, including without limitation reserves for environmental matters, as the Member may determine, which, at the expiration of a period the Member deems appropriate, will be distributed in the manner provided in Section 7.4(c) below; and

(c) Remaining Balance. Any remaining balance shall be distributed to the Member.

ARTICLE VIII

FISCAL MATTERS

8.1 Books and Records. Full and accurate books and records of the Company (including without limitation all information and records required by the Act) shall be maintained at the Company’s principal place of business showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

8.2 Reports to Member. Each of the following reports shall be prepared at the Company’s expense and shall be delivered to the Member:

(a) Taxes. Within sixty (60) days after the end of each Fiscal Year, all information necessary for the preparation of the Member’s federal, state and local income tax returns; and

(b) Annual Report. Within one hundred twenty (120) days after the end of each Fiscal Year, an annual report of the activities of the Company, including a balance sheet, income statement and a statement of cash flow.

8.3 Accounting Decisions. All decisions as to accounting matters, except as expressly provided in this Agreement, shall be made by the Member.

8.4 Bank Accounts. All funds of the Company shall be deposited in its name at a financial institution approved by the Member, in such checking and savings accounts or time deposits or certificates of deposit as shall be designated from time to time by the Member.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Notices. Any notice, payment, demand or communication required or permitted to be given by a provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the Person or to an officer, director or member of the Person to whom the same is directed, or if sent, by deposit with the United States Mail, postage and charges prepaid, addressed as follows: (i) if to the Company, at its principal place of business or to such other address as the Company may from time to time specify by written notice to the Member; and (ii) if to the Member, to the Member’s address set forth in Exhibit A to this Agreement or to such other address as the Member may from time to time specify by written notice to the Company. Any such notice shall be deemed to be given as of the date delivered, if delivered personally, or as of the date on which the same was deposited in the United States Mail, if mailed.

9.2 Section Headings. Section, paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define, amplify or limit the scope, extent or intent of this Agreement or any provision hereof.

9.3 Further Action. The Member shall execute and deliver such papers, documents and instruments and perform such acts as are necessary or appropriate to implement the terms hereof.

9.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid and unenforceable provisions there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.5 Governing Law. The Member intends that the laws of the State of Tennessee shall govern the determination of the validity of this Agreement and the construction of its terms.

9.6 Parties in Interest. Subject to the provisions contained herein, each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the Member.

9.7 Amendments to Agreement. This Agreement may be amended by written action taken by the Member at any time.

IN WITNESS WHEREOF, the Member and the Company have executed this Agreement effective as of the date set forth above.

MEMBER:

ACCELLENT LLC

/s/ Ron Honig
By:	Ron Honig
Title:	Vice President and Secretary

COMPANY:

MACHINING TECHNOLOGY GROUP, LLC

/s/ Ron Honig
By:	Ron Honig
Title:	Vice President and Secretary

EXHIBIT A

Member:

Accellent LLC located at 100 Fordham Road, Building C, Wilmington, MA 01887